PRESS RELEASE
COMCAST REPORTS 1st QUARTER 2023 RESULTS
PHILADELPHIA - April 27, 2023… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended March 31, 2023.
“We delivered strong first quarter results as our team executed exceptionally well," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. "We grew Adjusted EBITDA and Adjusted EPS, and generated a significant amount of free cash flow. We accomplished all of this while continuing to invest in future growth initiatives. Also, importantly, we had solid revenue growth in our high-margin connectivity businesses, while increasing our Peacock subscribers more than 60% year-over-year. Our theme parks set a new record of Adjusted EBITDA for a first quarter. In addition, we returned a healthy amount of capital to our shareholders and maintained an enviable balance sheet. As we look ahead, we have great momentum across the company, including Studios where Super Mario Bros. has smashed global box office records to become one of the most successful movies of 2023."

($ in millions, except per share data)
	1st Quarter
Consolidated Results	2023	2022	Change

Revenue	$29,691	$31,010	(4.3%)
Net Income Attributable to Comcast	$3,834	$3,549	8.0%
Adjusted Net Income[1]	$3,877	$3,900	(0.6%)
Adjusted EBITDA[2]	$9,415	$9,150	2.9%
Earnings per Share[3]	$0.91	$0.78	16.7%
Adjusted Earnings per Share[1]	$0.92	$0.86	7.0%
Net Cash Provided by Operating Activities	$7,228	$7,257	(0.4%)
Free Cash Flow[4]	$3,800	$4,760	(20.2%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
1st Quarter 2023 Highlights:
•Consolidated Adjusted EBITDA Increased 2.9% to $9.4 Billion; Adjusted EPS Increased 7.0% to $0.92; Generated Free Cash Flow of $3.8 Billion
•Returned $3.2 Billion to Shareholders Through a Combination of $1.2 Billion in Dividend Payments and $2.0 Billion in Share Repurchases
•Connectivity & Platforms Adjusted EBITDA Increased 3.2% to $8.1 Billion, Driven by Growth in Residential Connectivity Revenue and Business Services Connectivity Revenue and Lower Operating Expenses. Excluding the Impact of Foreign Currency, Connectivity & Platforms Adjusted EBITDA Increased 3.9% and Adjusted EBITDA Margin Increased 160 Basis Points to 40.2%
•Domestic Broadband Average Rate Per Customer Increased 4.5% and Drove Domestic Broadband Revenue Growth of 4.8% to $6.3 Billion
•Peacock Paid Subscribers in the U.S. Increased More Than 60% Compared to the Prior Year Period to 22 Million. Peacock Revenue Increased 45% to $685 Million
•Theme Parks Adjusted EBITDA Increased 46% to $658 Million. Opened Super Nintendo World at Universal Studios Hollywood in February, in Advance of the Record-Breaking Theatrical Performance of The Super Mario Bros. Movie in April

Consolidated Financial Results
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Revenue decreased 4.3%, reflecting an unfavorable comparison to the prior year period, which included our broadcasts of the Beijing Olympics and the NFL's Super Bowl. Net Income Attributable to Comcast increased 8.0%. Adjusted Net Income was consistent with the prior year period. Adjusted EBITDA increased 2.9%.

Earnings per Share (EPS) increased 16.7% to $0.91. Adjusted EPS increased 7.0% to $0.92.

Capital Expenditures increased 43.5% to $2.7 billion. Connectivity & Platforms’ capital expenditures increased 29.7% to $2.0 billion, primarily reflecting higher investment in scalable infrastructure and line extensions. Content & Experiences' capital expenditures increased $343 million to $651 million, reflecting increased investment in constructing the Epic Universe theme park in Orlando, which is scheduled to open in 2025.

Net Cash Provided by Operating Activities was $7.2 billion. Free Cash Flow was $3.8 billion.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 52.5 million of its common shares for $2.0 billion, resulting in a total return of capital to shareholders of $3.2 billion.

Connectivity & Platforms

($ in millions)				Constant Currency Change[7]
	1st Quarter
	2023	2022[8]	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,869	$18,340	(2.6%)	(0.7%)
Business Services Connectivity	2,283	2,172	5.1%	5.2%
Total Connectivity & Platforms Revenue	$20,153	$20,512	(1.8%)	(0.1%)

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,762	$6,611	2.3%	3.2%
Business Services Connectivity	1,332	1,233	8.0%	7.9%
Total Connectivity & Platforms Adjusted EBITDA	$8,093	$7,844	3.2%	3.9%

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	37.8%	36.0%	180 bps	140 bps
Business Services Connectivity	58.3%	56.8%	150 bps	150 bps
Total Connectivity & Platforms Adjusted EBITDA Margin	40.2%	38.2%	200 bps	160 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Connectivity & Platforms decreased compared to the prior year period. Excluding the impact of foreign currency, revenue was consistent with the prior year period. Adjusted EBITDA increased due to growth in Residential Connectivity & Platforms Adjusted EBITDA and Business Services Connectivity Adjusted EBITDA. Adjusted EBITDA margin increased to 40.2%.

(in thousands)			Net Additions / (Losses)

			1st Quarter
	1Q23	1Q22[9]	2023	2022[9]
Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	31,826	31,993	(34)	184
International Residential Connectivity & Platforms Customer Relationships	18,051	17,908	111	(122)
Business Services Connectivity Customer Relationships	2,630	2,592	5	19
Total Connectivity & Platforms Customer Relationships	52,507	52,494	82	81

Domestic Broadband
Residential Customers	29,815	29,836	3	253
Business Customers	2,508	2,485	2	12
Total Domestic Broadband Customers	32,324	32,320	5	264

Total Domestic Wireless Lines	5,668	4,298	355	318

Total Domestic Video Customers	15,528	17,664	(614)	(512)

Total Customer Relationships for Connectivity & Platforms increased by 82,000 to 52.5 million. Increases in international residential connectivity & platforms customer relationships and business services connectivity customer relationships were partially offset by a decrease in domestic residential connectivity & platforms customer relationships. Total domestic broadband customer net additions were 5,000, total domestic wireless line net additions were 355,000 and total domestic video customer net losses were 614,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[7]
	1st Quarter
	2023	2022[8]	Change

Revenue
Domestic Broadband	$6,343	$6,050	4.8%	4.8%
Domestic Wireless	858	677	26.7%	26.7%
International Connectivity	897	840	6.8%	17.8%
Total Residential Connectivity	8,099	7,568	7.0%	8.1%
Video	7,382	8,002	(7.7%)	(5.5%)
Advertising	907	1,073	(15.5%)	(12.7%)
Other	1,482	1,698	(12.7%)	(10.5%)
Total Revenue	$17,869	$18,340	(2.6%)	(0.7%)

Operating Expenses
Programming	$4,600	$4,884	(5.8%)	(3.8%)
Non-Programming	6,508	6,846	(4.9%)	(2.3%)
Total Operating Expenses	$11,108	$11,729	(5.3%)	(2.9%)

Adjusted EBITDA	$6,762	$6,611	2.3%	3.2%
Adjusted EBITDA Margin	37.8%	36.0%	180 bps	140 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Residential Connectivity & Platforms decreased in the first quarter, but was consistent with the prior year period when excluding the impact of foreign currency. Residential connectivity revenue increased, driven by growth in domestic broadband revenue, domestic wireless revenue and international connectivity revenue. Domestic broadband revenue increased primarily due to an increase in average rates. Domestic wireless revenue increased due to an increase in the number of customer lines and device sales. International connectivity revenue increased due to an increase in wireless revenue, reflecting higher sales of devices and wireless services, and an increase in broadband revenue, partially offset by the negative impact of foreign currency. The growth in residential connectivity was offset by a decrease in video revenue, other revenue and advertising revenue. Video revenue decreased due to a decline in the number of video customers and the negative impact of foreign currency, partially offset by an increase in average rates. Other revenue decreased primarily due to lower voice revenue, driven by a decline in the number of residential wireline voice customers and the negative impact of foreign currency. Advertising revenue decreased primarily due to overall market weakness, the negative impact of foreign currency and a decline in domestic political advertising.

Adjusted EBITDA for Residential Connectivity & Platforms increased due to lower operating expenses. Programming expenses decreased primarily driven by a decline in the number of domestic video customers and the impact of foreign currency, partially offset by domestic contractual rate increases and an increase in programming expenses for international sports channels. Non-programming expenses decreased primarily due to the impact of foreign currency, lower spending on marketing and promotion, lower technical and support costs and lower fees paid to third-party channels relating to advertising sales. These decreases were partially offset by increased direct product costs associated with our wireless phone service, resulting from increases in device sales and the number of customers receiving the service. Adjusted EBITDA margin increased to 37.8%.

Business Services Connectivity

($ in millions)
	1st Quarter
	2023	2022[8]	Change

Revenue	$2,283	$2,172	5.1%
Operating Expenses	952	938	1.4%
Adjusted EBITDA	$1,332	$1,233	8.0%
Adjusted EBITDA Margin	58.3%	56.8%	150 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Business Services Connectivity increased due to an increase in revenue from small business customers, driven by higher average rates, and an increase in revenue from medium-sized and enterprise customers.

Adjusted EBITDA for Business Services Connectivity increased due to higher revenue, partially offset by higher operating expenses. The increase in operating expenses was primarily due to higher direct product costs. Adjusted EBITDA margin increased to 58.3%.

Content & Experiences

($ in millions)
	1st Quarter
	2023	2022[8]	Change
Content & Experiences Revenue
Media	$6,152	$7,758	(20.7%)
Excluding Olympics and Super Bowl[5]	6,152	6,276	(2.0%)
Studios	2,956	2,907	1.7%
Theme Parks	1,949	1,560	24.9%
Headquarters & Other	19	16	16.3%
Eliminations	(817)	(901)	9.4%
Total Content & Experiences Revenue	$10,259	$11,339	(9.5%)

Content & Experiences Adjusted EBITDA
Media	$880	$1,181	(25.5%)
Studios	277	245	13.3%
Theme Parks	658	451	46.0%
Headquarters & Other	(232)	(191)	(21.3%)
Eliminations	24	(62)	NM
Total Content & Experiences Adjusted EBITDA	$1,607	$1,623	(1.0%)

NM=comparison not meaningful.

Revenue for Content & Experiences decreased due to an unfavorable comparison to the prior year period, which included $1.5 billion of incremental revenue from our broadcasts of the Beijing Olympics and the NFL's Super Bowl in the Media segment.

Adjusted EBITDA for Content & Experiences decreased due to lower revenue, which more than offset lower operating expenses. The decrease in operating expenses was primarily due to lower programming and production costs in Media, driven by lower costs associated with our broadcasts of the Beijing Olympics and the NFL's Super Bowl in the prior year period, partially offset by higher costs at Peacock as the service scales.

Media

($ in millions)
	1st Quarter
	2023	2022[8]	Change
Revenue
Domestic Advertising	$2,025	$3,310	(38.8%)
Excluding Olympics and Super Bowl[5]	2,025	2,156	(6.1%)
Domestic Distribution	2,709	2,938	(7.8%)
Excluding Olympics[5]	2,709	2,611	3.8%
International Networks	1,008	995	1.3%
Other	410	515	(20.5%)
Total Revenue	$6,152	$7,758	(20.7%)
Excluding Olympics and Super Bowl[5]	6,152	6,276	(2.0%)
Operating Expenses	5,272	6,577	(19.8%)
Adjusted EBITDA	$880	$1,181	(25.5%)

Revenue for Media decreased primarily due to lower domestic advertising revenue and domestic distribution revenue, reflecting the comparison to the Beijing Olympics and the NFL's Super Bowl in the prior year period. Excluding $1.5 billion of incremental revenue from these events, Media revenue decreased 2.0%. Domestic advertising revenue decreased primarily due to the Beijing Olympics and the NFL's Super Bowl in the prior year period. Excluding the incremental revenue from these events, domestic advertising revenue decreased 6.1%, primarily due to lower revenue at our networks, driven by audience ratings declines, partially offset by an increase in revenue at Peacock. Domestic distribution revenue decreased primarily due to the Beijing Olympics in the prior year period. Excluding the incremental revenue from this event, distribution revenue increased 3.8%, primarily due to higher revenue at Peacock, driven by an increase in paid subscribers. Other revenue decreased primarily due to lower content licensing. International networks revenue increased, reflecting an increase in revenue associated with the distribution of sports channels, partially offset by the negative impact of foreign currency.

Adjusted EBITDA for Media decreased due to lower revenue, which more than offset lower operating expenses. The decrease in operating expenses was primarily due to lower programming and production costs, reflecting lower costs associated with our broadcast of the Beijing Olympics and the NFL's Super Bowl in the prior year period, partially offset by higher programming costs at Peacock. Media results in the first quarter include $685 million of revenue and an Adjusted EBITDA6 loss of $704 million related to Peacock, compared to $472 million of revenue and an Adjusted EBITDA6 loss of $456 million in the prior year period.

Studios

($ in millions)
	1st Quarter
	2023	2022[8]	Change
Revenue
Content Licensing	$2,344	$2,429	(3.5%)
Theatrical	319	168	90.1%
Other	292	310	(5.6%)
Total Revenue	$2,956	$2,907	1.7%
Operating Expenses	2,678	2,662	0.6%
Adjusted EBITDA	$277	$245	13.3%

Revenue for Studios increased primarily due to higher theatrical revenue, which reflected the successful performance of recent releases, including Puss in Boots: The Last Wish and M3GAN, partially offset by lower content licensing revenue, driven by the timing of when content was made available by our film and television studios.

Adjusted EBITDA for Studios increased due to higher revenue and consistent operating expenses. The consistent operating expenses reflected an increase in marketing and promotion expenses due to higher spending on recent and upcoming theatrical film releases, offset by lower other expenses and lower programming and production expenses, which was primarily due to lower costs associated with content licensing sales.

Theme Parks

($ in millions)
	1st Quarter
	2023	2022	Change

Revenue	$1,949	$1,560	24.9%
Operating Expenses	1,291	1,109	16.4%
Adjusted EBITDA	$658	$451	46.0%

Revenue for Theme Parks increased due to higher revenue at our international theme parks, which were negatively impacted by restrictions due to COVID-19 in the prior year period, and higher revenue at our domestic theme parks, including Universal Studios Hollywood which opened Super Nintendo World during the quarter.

Adjusted EBITDA for Theme Parks increased, reflecting higher revenue, which more than offset higher operating expenses. The increase in operating expenses was due to higher costs associated with increased guest attendance.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the first quarter was $232 million.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were consistent with the prior year period and Adjusted EBITDA eliminations were a benefit of $24 million, compared to a loss of $62 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	1st Quarter
	2023	2022[8]	Change
Corporate & Other
Revenue	$707	$713	(0.9%)
Operating Expenses	995	948	5.0%
Adjusted EBITDA	($288)	($235)	(22.9%)

Eliminations
Revenue	($1,427)	($1,554)	(8.2%)
Operating Expenses	(1,430)	(1,472)	(2.8%)
Adjusted EBITDA	$3	($82)	NM

NM=comparison not meaningful.

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; Sky operations outside of the Connectivity & Platforms markets; Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania; and Xumo, our consolidated streaming platform joint venture beginning in June 2022. Revenue for Corporate and Other was consistent with the prior year period.

Adjusted EBITDA loss for Corporate & Other increased, reflecting consistent revenue and higher operating expenses. Operating expenses increased primarily due to costs related to Xumo.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.4 billion, compared to $1.6 billion in the prior year period, and Adjusted EBITDA eliminations were $3 million compared to a loss of $82 million in the prior year period.

Notes:
1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 for reconciliations of non-GAAP financial measures.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
7Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current period presented, rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
8Beginning in the first quarter of 2023, we changed our presentation of segment operating results around our two primary businesses, Connectivity & Platforms and Content & Experiences. We have updated certain historical information as a result of these changes, including: (1) presentation of Cable Communications results in the Residential Connectivity & Platforms and Business Services Connectivity segments and (2) presentation of Sky's results across the Connectivity & Platforms and Content & Entertainment segments, and Corporate & Other.
9Customer metrics for 2022 have been updated to reflect the new segment presentation, and to align methodologies for counting business customer metrics to: (1) include locations receiving our services outside of our distribution system and (2) now count certain customers based on the number of locations receiving services, including arrangements whereby third parties provide connectivity services leveraging our distribution system. These changes in methodology were not material to any period presented. Previously reported total Sky customer relationships of approximately 23 million as of December 31, 2022 also included approximately 5 million customer relationships outside of the Connectivity & Platforms markets.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.

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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, April 27, 2023 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (646) 828-8195 with the passcode 398279. A replay of the call will be available starting at 11:30 a.m. ET on Thursday, April 27, 2023 on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; programming costs; consumer acceptance of our content; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; laws and regulations; adverse decisions in litigation or governmental investigations; labor disputes; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2023	2022
Revenue	$29,691	$31,010

Costs and expenses
Programming and production	9,004	10,570
Marketing and promotion	1,963	2,062
Other operating and administrative	9,301	9,260
Depreciation	2,264	2,213
Amortization	1,513	1,335
	24,045	25,440

Operating income	5,646	5,569

Interest expense	(1,010)	(993)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	485	133
Realized and unrealized gains (losses) on equity securities, net	(6)	117
Other income (loss), net	128	(62)
	607	188

Income before income taxes	5,243	4,764

Income tax expense	(1,476)	(1,288)

Net income	3,767	3,476

Less: Net income (loss) attributable to noncontrolling interests	(67)	(73)

Net income attributable to Comcast Corporation	$3,834	$3,549

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.91	$0.78

Diluted weighted-average number of common shares	4,227	4,558

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Three Months Ended
(in millions)	March 31,
	2023	2022

OPERATING ACTIVITIES
Net income	$3,767	$3,476
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,777	3,548
Share-based compensation	359	376
Noncash interest expense (income), net	78	93
Net (gain) loss on investment activity and other	(517)	(113)
Deferred income taxes	82	106
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	363	(527)
Film and television costs, net	13	363
Accounts payable and accrued expenses related to trade creditors	(651)	314
Other operating assets and liabilities	(43)	(379)

Net cash provided by operating activities	7,228	7,257

INVESTING ACTIVITIES
Capital expenditures	(2,664)	(1,856)
Cash paid for intangible assets	(765)	(641)
Construction of Universal Beijing Resort	(87)	(147)
Proceeds from sales of businesses and investments	343	69
Purchases of investments	(149)	(66)
Other	(48)	44

Net cash provided by (used in) investing activities	(3,370)	(2,597)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(660)	—
Proceeds from borrowings	1,059	117
Repurchases and repayments of debt	(49)	(104)
Repurchases of common stock under repurchase program and employee plans	(2,176)	(3,223)
Dividends paid	(1,174)	(1,166)
Other	(82)	(114)

Net cash provided by (used in) financing activities	(3,082)	(4,490)

Impact of foreign currency on cash, cash equivalents and restricted cash	20	(35)

Increase (decrease) in cash, cash equivalents and restricted cash	796	135

Cash, cash equivalents and restricted cash, beginning of period	4,782	8,778

Cash, cash equivalents and restricted cash, end of period	$5,577	$8,914

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	March 31,	December 31,
	2023	2022
ASSETS

Current Assets
Cash and cash equivalents	$5,535	$4,749
Receivables, net	12,287	12,672
Other current assets	4,555	4,406
Total current assets	22,377	21,826

Film and television costs	12,612	12,560

Investments	7,834	7,250

Investment securing collateralized obligation	464	490

Property and equipment, net	56,279	55,485

Goodwill	58,960	58,494

Franchise rights	59,365	59,365

Other intangible assets, net	29,004	29,308

Other noncurrent assets, net	12,535	12,497

	$259,429	$257,275
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$12,159	$12,544
Accrued participations and residuals	1,641	1,770
Deferred revenue	2,663	2,380
Accrued expenses and other current liabilities	9,648	9,450
Current portion of long-term debt	1,130	1,743
Collateralized obligation	5,173	—
Total current liabilities	32,415	27,887

Long-term debt, less current portion	94,403	93,068

Collateralized obligation	—	5,172

Deferred income taxes	28,804	28,714

Other noncurrent liabilities	20,353	20,395

Redeemable noncontrolling interests	422	411

Equity
Comcast Corporation shareholders' equity	82,421	80,943
Noncontrolling interests	612	684
Total equity	83,033	81,627

	$259,429	$257,275

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended March 31,

(in millions)	2023	2022
Net income attributable to Comcast Corporation	$3,834	$3,549
Net income (loss) attributable to noncontrolling interests	(67)	(73)
Income tax expense	1,476	1,288
Interest expense	1,010	993
Investment and other (income) loss, net	(607)	(188)
Depreciation	2,264	2,213
Amortization	1,513	1,335
Adjustments (1)	(8)	33
Adjusted EBITDA	$9,415	$9,150

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2023	2022
Net cash provided by operating activities	$7,228	$7,257
Capital expenditures	(2,664)	(1,856)
Cash paid for capitalized software and other intangible assets	(765)	(641)
Free Cash Flow	$3,800	$4,760

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2023	2022
Adjusted EBITDA	$9,415	$9,150
Capital expenditures	(2,664)	(1,856)
Cash paid for capitalized software and other intangible assets	(765)	(641)
Cash interest expense	(766)	(747)
Cash taxes	(148)	(90)
Changes in operating assets and liabilities	(1,731)	(1,475)
Noncash share-based compensation	359	376
Other (2)	99	42
Free Cash Flow	$3,800	$4,760

(1)	1st quarter 2023 and 2022 Adjusted EBITDA excludes $(8) million and $33 million of other operating and administrative expenses, respectively, related to our investment portfolio.

(2)	1st quarter 2023 and 2022 include decreases of $(8) million and $33 million, respectively, of costs related to our investment portfolio as these amounts are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended March 31,

	2023		2022
(in millions, except per share data)
	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,834	$0.91	$3,549	$0.78
Change	8.0%	16.7%

Amortization of acquisition-related intangible assets (1)	431	0.10	481	0.11
Investments (2)	(389)	(0.09)	(130)	(0.03)

Adjusted Net income and Adjusted EPS	$3,877	$0.92	$3,900	$0.86
Change	(0.6%)	7.0%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended March 31,
	2023	2022
Amortization of acquisition-related intangible assets before income taxes	$556	$592
Amortization of acquisition-related intangible assets, net of tax	$431	$481
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended March 31,
	2023	2022
Realized and unrealized (gains) losses on equity securities, net	$6	($117)
Equity in net (income) losses of investees, net and other	(521)	(55)
Investments before income taxes	(515)	(172)
Investments, net of tax	($389)	($130)

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended March 31, 2022

(in millions, except per customer data)	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$18,340	($347)	$17,993
Business Services Connectivity	2,172	(1)	2,171
Total Connectivity & Platforms Revenue	$20,512	($349)	$20,163

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,611	($58)	$6,553
Business Services Connectivity	1,233	1	1,234
Total Connectivity & Platforms Adjusted EBITDA	$7,844	($57)	$7,787

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	36.0%	40 bps	36.4%
Business Services Connectivity	56.8%	—	56.8%
Total Connectivity & Platforms Adjusted EBITDA Margin	38.2%	40 bps	38.6%

	Three Months Ended March 31, 2022

(in millions, except per customer data)	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,050	$—	$6,050
Domestic wireless	677	—	677
International connectivity	840	(78)	762
Total residential connectivity	$7,568	($78)	$7,489
Video	8,002	(191)	7,811
Advertising	1,073	(35)	1,038
Other	1,698	(43)	1,655
Total Revenue	$18,340	($347)	$17,993

Operating Expenses
Programming	$4,884	($103)	$4,781
Non-Programming	6,846	(187)	6,659
Total Operating Expenses	$11,729	($289)	$11,440

Adjusted EBITDA	$6,611	($58)	$6,553
Adjusted EBITDA Margin	36.0%	40 bps	36.4%

TABLE 7

Reconciliation of Media Revenue Excluding Olympics and 2022 Super Bowl (Unaudited)

	Three Months Ended March 31,

(in millions)	2023	2022	Growth %

Revenue	$6,152	$7,758	(20.7%)

Beijing Olympics	—	963
2022 Super Bowl	—	519

Revenue excluding Olympics and 2022 Super Bowl	$6,152	$6,276	(2.0%)